Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-281019

FINAL TERM SHEET

This issuer free writing prospectus relates only to the securities described below and should be read together with PacifiCorp’s preliminary prospectus supplement dated March 23, 2026 (the “Preliminary Prospectus Supplement”), the accompanying prospectus dated July 25, 2024 and the documents incorporated and deemed to be incorporated by reference therein.

	2029 Bonds	2031 Bonds	2033 Bonds	2036 Bonds
Issuer:	PacifiCorp
Legal Format:	SEC-Registered
Security Type:	First Mortgage Bonds, 4.650% Series, due 2029 (the “2029 Bonds”)	First Mortgage Bonds, 5.100% Series, due 2031 (the “2031 Bonds”)	First Mortgage Bonds, 5.450% Series, due 2033 (the “2033 Bonds”)	First Mortgage Bonds, 5.800% Series, due 2036 (the “2036 Bonds”)
Principal Amount:	$300,000,000	$550,000,000	$800,000,000	$850,000,000
Coupon:	4.650%	5.100%	5.450%	5.800%
Interest Payment Dates:	Semi-annually on April 15 and October 15, commencing on October 15, 2026	Semi-annually on April 15 and October 15, commencing on October 15, 2026	Semi-annually on April 15 and October 15, commencing on October 15, 2026	Semi-annually on April 15 and October 15, commencing on October 15, 2026
Record Dates:	April 1 and October 1	April 1 and October 1	April 1 and October 1	April 1 and October 1
Trade Date:	March 23, 2026
Settlement Date:

March 25, 2026 (T+2)

We expect that delivery of the bonds will be made against payment therefor on or about March 25, 2026, which will be the second business day following the date hereof. This settlement cycle is referred to as “T+2.” Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the bonds prior to the date that is one business day preceding the settlement date will be required, by virtue of the fact that the bonds initially will settle T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds who wish to trade bonds prior to the date that is one business day preceding the settlement date should consult their own advisors.

Maturity:	April 15, 2029	April 15, 2031	April 15, 2033	April 15, 2036
Treasury Benchmark:	3.500% due March 15, 2029	3.500% due February 28, 2031	3.750% due February 28, 2033	4.125% due February 15, 2036
U.S. Treasury Benchmark Spot:	3.849%	3.951%	4.145%	4.336%
Spread to Treasury Benchmark:	+85 basis points	+115 basis points	+133 basis points	+150 basis points

	2029 Bonds	2031 Bonds	2033 Bonds	2036 Bonds
Re-offer Yield:	4.699%	5.101%	5.475%	5.836%
Price to Public:	99.859% of the principal amount	99.992% of the principal amount	99.851% of the principal amount	99.724% of the principal amount
Optional Redemption:	Prior to March 15, 2029, Make Whole Call at T+15 basis points	Prior to March 15, 2031, Make Whole Call at T+20 basis points	Prior to February 15, 2033, Make Whole Call at T+20 basis points	Prior to January 15, 2036, Make Whole Call at T+25 basis points
	On or after March 15, 2029, 100% of the principal amount plus accrued and unpaid interest	On or after March 15, 2031, 100% of the principal amount plus accrued and unpaid interest	On or after February 15, 2033, 100% of the principal amount plus accrued and unpaid interest	On or after January 15, 2036, 100% of the principal amount plus accrued and unpaid interest
Expected Ratings*:	A3 (Negative) by Moody’s Investors Service, Inc. BBB+ (Negative) by S&P Global Ratings
Denominations:	$2,000 and any integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:	J.P. Morgan Securities LLC Mizuho Securities USA LLC Wells Fargo Securities, LLC Barclays Capital Inc. PNC Capital Markets LLC
Co-Managers:	BofA Securities, Inc. BMO Capital Markets Corp. Citigroup Global Markets Inc. MUFG Securities Americas Inc. SMBC Nikko Securities America, Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.
CUSIP Number:	695114 DM7	695114 DN5	695114 DP0	695114 DQ8
ISIN:	US695114DM76	US695114DN59	US695114DP08	US695114DQ80

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at 1-212-834-4533; Mizuho Securities USA LLC at 1-866-271-7403; and Wells Fargo Securities, LLC at 1-800-645-3751.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.